INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 1st day of January, 2000, between VANGUARD EQUITY INCOME FUND, a Delaware business trust (the "Company"), and Wellington
Management  Company,   LLP,  a  Massachusetts   limited  liability   partnership
("Adviser").

     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company offers a series of shares known as Vanguard Equity Income Fund (the "Fund"); and

     WHEREAS, the Company desires to retain Adviser to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Company determines to assign to Adviser (referred to in this Agreement as the "Wellington Portfolio"), and Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Adviser. The Company hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the assets of the Fund that the Board of Trustees determines to assign to Adviser. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to Adviser. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties of Adviser. The Company employs Adviser to manage the investment and reinvestment of the assets of the Wellington Portfolio, to continuously review, supervise and administer an investment program for such assets of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Company, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. Securities Transactions. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Wellington Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Company pursuant to written policies and procedures provided to the Adviser. Adviser will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. Compensation of Adviser. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Wellington Portfolio for the quarter:

                   .125% on the first $1 billion of net assets
                   .100% on the next $4 billion of net assets;
                   .080% on net assets in excess of $5 billion.

     Subject to the transition rule described in Section 4.1 of this Agreement, the Basic Fee, as provided above, will be increased or decreased by the amount of a Performance Fee Adjustment ("Adjustment"). The Adjustment will be calculated as a percentage of the Basic Fee and will change proportionately with the investment performance of the Fund. The investment performance will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return, as detailed in
Section 4.2(c), of the Lipper Equity Income average (the "Benchmark") for the same time period. The Adjustment applies as follows:

  Cumulative 36-Month Performance of    PERFORMANCE FEE ADJUSTMENT AS A
  Wellington Portfolio VS. BENCHMARK        PERCENTAGE OF BASIC FEE*
  ----------------------------------    --------------------------------
       Exceeds by 3% to 6%                            10%
       Exceeds by more than 6%                        20%
       Trails by 3% to 6%                            -10%
       Trails by more than 6%                        -20%
       ___________________________
     *For purposes of this calculation, the Basic Fee is calculated by applying the quarterly rate against the average assets over the same time period which the performance is measured.

     4.1.   Transition  Rule  for  Calculating   Adviser's   COMPENSATION.   The
Performance Fee Adjustment will not be fully operable until the quarter ending December 31, 2002. Until that time, the following transition rules will apply:

     (a) January 1, 2000 through September 30, 2000. The Adviser's compensation will be the Basic Fee. No Performance Fee Adjustment will apply during this period.

     (b) October 1, 2000 through December 31, 2002. Beginning October 1, 2000, the Performance Fee Adjustment will take effect on a progressive basis with regards to the number of months elapsed between January 1, 2000, and the quarter for which the Adviser's fee is being computed. During this period, the Performance Fee Adjustment outlined in Section 4.0 will be multiplied by a fraction. The fraction will equal the number of months elapsed since January 1, 2000, divided by thirty-six.

     (c) On and After December 31, 2002. For the quarter ending December 31, 2002, and thereafter, the Performance Fee Adjustment will be fully operable. The period used to calculate the Adjustment shall be the 36 months preceding the end of the quarter for which the fee is being computed.

     4.2. Other Special Rules Relating to Adviser'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

     (a) Wellington Portfolio Performance. The investment performance of the Wellington Portfolio for any period, expressed as a percentage of the "Wellington Portfolio unit value" at the beginning of such period, will be calculated in a manner consistent with the total return methodology used by Lipper Inc., to calculate the investment performance of the Benchmark.

     (B) "WELLINGTON PORTFOLIO UNIT VALUE." The "Wellington Portfolio unit value" will be determined by dividing the total net assets of the Wellington Portfolio by a given number of units. Initially, the number of units in the Wellington Portfolio will equal the total shares outstanding of the Fund on January 1, 2000. Subsequently, as assets are added to or withdrawn from the Wellington Portfolio, the number of units of the Wellington Portfolio will be adjusted based on the unit value of the Wellington Portfolio on the day such changes are executed. Any cash buffer maintained by the Fund outside of the Wellington Portfolio shall neither be included in the total net assets of the Wellington Portfolio nor included in the computation of the Wellington Portfolio Unit Value.

     (c) Benchmark Performance. The investment record of the Benchmark for any period will be obtained from an independent source at the end of each applicable quarter. The calculation will be based on the thirty-six month period ending with the applicable quarter and will be gross of applicable costs and expenses.

     (d) Effect of Termination. In the event of termination of this Agreement, the fees provided in Sections 4.0 and 4.1 will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. Reports. The Company and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. 6. Compliance. Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Company reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. Status of Adviser. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.

     8. Liability of Adviser. No provision of this Agreement will be deemed to protect Adviser against any liability to the Company, the Fund or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. Duration and Termination. This Agreement will become effective on January 1, 2000, and will continue in effect until December 31, 2002, and thereafter, only so long as such continuance is approved at least annually by votes of the Company's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Company or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Company. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms"assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

     10. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ___ day of _______, 1999.

ATTEST:                             VANGUARD EQUITY INCOME FUND



By ________________________         By _________________________________
                                           Chairman, CEO and President


ATTEST:                             WELLINGTON MANAGEMENT COMPANY, LLP.



By _________________________        By __________________________________
                                                CEO and President